Exhibit 10.38

CONSULTING Agreement FOR

CONSTRUCTION PROJECT management AND

architecural services

____________________________

This Agreement by and between Orchestra Premaman USA Inc. (“Orchestra”) and Destination Maternity Corporation (“Destination”), dated as of February 3, 2017.

1.	ENGAGEMENT.
a.

Orchestra hereby engages Destination to provide Orchestra construction project management and architectural services related to Orchestra’s retail locations (each space, a “Facility” and collectively the “Facilities”) on a non-exclusive basis in the United States.

b.	In connection with the engagement, Destination shall provide the services set forth on Exhibit A attached hereto and made a part hereof (the “Services”).
c.

This Agreement applies only to Orchestra’s requirements for the Facilities described above.  Should Orchestra decide to utilize Destination to assist it with requirements other than the Facilities, that decision will be made the subject of a separate written agreement or a written addendum to this Agreement.

d.

All negotiated arrangements relating to a real estate transaction with Orchestra as principal are at all times subject to Orchestra’s approval in its sole discretion. Destination shall not have the authority to bind Orchestra in any manner.

2.

ENGAGEMENT TEAM.  Destination will utilize its existing team of professionals who perform similar services for Destination who shall manage and largely perform the services under this Agreement.  Other individuals may be called upon to provide additional expertise as deemed necessary by Destination.

3.	COMPENSATION. Orchestra agrees that Destination shall be compensated for its efforts hereunder in accordance with the provisions of Exhibit B attached hereto and made a part hereof.
4.	INDEMNIFICATION AND EXCULPATION
a.

Indemnification.  Orchestra hereby agrees, subject to paragraph (c) below, to indemnify, defend and hold harmless Destination from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and costs, and expert-related out-of-pocket fees and costs (collectively, “Attorneys’ and Experts’ Fees”)), fines and penalties (collectively “Losses”) which Destination or any of its affiliates, or any of their respective directors, officers or employees (each, an “Indemnified Person”) may sustain, suffer or incur in connection with the performance of the

Services pursuant to this Agreement; provided, however, in no event shall Orchestra be required to indemnify an Indemnified Person for Losses pursuant to this paragraph if such Indemnified Person is found by a court of competent jurisdiction to have acted in bad faith or with gross negligence or willful misconduct and such action was the proximate cause of the incurrence of such Losses.

b.

Exculpation.  Destination shall not be liable to Orchestra for a breach of this Agreement unless it is determined that such breach resulted from the gross negligence, bad faith or willful misconduct on the part of an Indemnified Party.

c.	Limitation on Recovery. No party will be entitled to punitive, special and/or consequential damages, and we each waive all rights to and claims for relief other than for compensatory damages.
5.	MISCELLANEOUS
a.

Term.  This Agreement shall commence upon its execution by both parties and shall expire on December 31, 2017, unless prior to that date this Agreement is (i) terminated by either Orchestra or Destination in writing, or (ii) extended by written agreement of Orchestra and Destination.

b.

Termination with Cause.  Either Destination or Orchestra has the right to terminate this Agreement for cause by providing ten (10) days’ prior written notice to the other detailing a material failure to perform, on a reasonably timely basis, responsibilities under this Agreement.  The defaulting party shall have the opportunity to cure a default by promptly commencing such cure within such ten (10) day notice and cure period and thereafter diligently carrying out such cure to completion, within a reasonable time, and upon such cure, such event shall not be deemed to be a default.  If the defaulting party does not cure the default, the non-defaulting party may terminate this Agreement and may exercise any other rights and remedies available to it at law, in equity or under this Agreement.

c.	Termination without Cause. Either party shall also have the right to terminate this Agreement without cause at any time upon at least thirty (30) days’ prior written notice to the other party.
d.

No Right to Commit Orchestra.  Destination has no right, power or authority to commit, bind or otherwise obligate Orchestra in any manner.  All contracts for services involving Orchestra with any third party may be executed only by an authorized representative of Orchestra.  Destination and its partners, subcontractors, and employees shall at all times be deemed independent contractors of Orchestra and no employment, joint venture, partnership or other relationship shall exist between Destination and Orchestra.

e.

Binding Agreement.  This Agreement is binding upon the parties hereto and their respective successors and assigns, provided, however, that neither party may assign, subcontract or delegate its obligations under this Agreement without the prior written consent of the other party.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  Delivery of a copy of an executed counterpart by PDF or other mutually acceptable electronic format shall constitute sufficient delivery of an executed original counterpart.

f.	Governing Law. This Agreement has been entered into in the State of Delaware and shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.
g.	Confidentiality. It is agreed by both parties that all aspects of this Agreement shall be treated confidentially by both parties.
h.	Prevailing Parties; Waiver of Jury Trial. If there is a dispute between the parties, the parties agree to resolve it subject to the following:
i.

If either party institutes a legal proceeding against the other party relating to this Agreement, the prevailing party shall recover from the non-prevailing party all of its (a) Attorneys’ and Experts’ Fees, and (b) other out-of-pocket expenses.  All past due amounts shall bear interest at eight percent (8%) per annum or the maximum rate permitted in the state in which the property is located.

ii.	WHERE PERMITTED BY LAW, EACH PARTY KNOWINGLY AGREES TO WAIVE ANY AND ALL RIGHTS TO HAVE A DISPUTE ON ANY MATTER RELATING TO, OR ARISING FROM THIS AGREEMENT DETERMINED BY A JURY.
i.

Miscellaneous.  This Agreement is the entire agreement between the parties and supersedes all prior understandings between the parties regarding this engagement.  This Agreement may not be altered or terminated except in a writing signed by both Orchestra and Destination.  Neither party’s failure to exercise any of its rights under this Agreement will relieve the other party of its obligations hereunder.  Nothing herein is or may be deemed a waiver or full statement of any of the rights or remedies, whether at law or in equity, of either party all of which are expressly reserved.  If any provision of this Agreement is unenforceable or void under applicable law, the remaining provisions will continue to be binding.

In witness whereof, the parties have entered into this Agreement, effective as of the date set forth above.

DESTINATION MATERNITY corporation

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Title:	EVP & Chief Administrative Officer

Executed On:	February 3, 2017

Orchestra Premaman USA Inc.

By:	/s/ Agathe Boidin
Name:	Agathe Boidin
Title:	CEO

Executed On:	February 3, 2017

EXHIBIT A

SERVICES to be provided per facility (each, a “project”)

1.0	PRE-DESIGN PHASE
1.1

Discuss Project design and scope with Orchestra or their designated representative.  Topics to include information received from Orchestra (including Project intent, budget, schedule and overall Project objective) and reach an understanding with Orchestra of the Project requirements and provide a summary of requirements.

1.2

Review the documents received from Orchestra or other parties related to the Project.  The package from Orchestra will include as-built drawings of the Project, Lease Outline Drawing (“LOD”), Construction Exhibit of the Lease, contact information and scope of work.

1.3	Provide a code and design criteria (if any) review. This review will cover physical space, code restrictions and/or Landlord design criteria (if any).

2.0	SCHEMATIC DESIGN PHASE
2.1

Receive schematic fixture plan from Orchestra and review for building code compliance.  Prepare and provide one (1) set of Schematic Design drawings (interior elevations, lighting plan, storefront elevations and finish plan) with one (1) revision to the selected Schematic Design layout to Orchestra for approval.

2.2	Utilize brand standard finish schedules provided by Orchestra.
2.3	Utilize brand standard fixture schedules provided by Orchestra.
2.4	Utilize brand standard lighting and ceiling type provided by Orchestra.
2.5	Obtain Orchestra approval of schematic design.

3.0	DESIGN DEVELOPMENT PHASE
3.1	Develop plans and details as required to incorporate into final construction documents.
3.2	Coordinate the schedule for construction documents with Orchestra, engineer and expediter.
3.3	Deliverables - design details to be incorporated into construction documents.

4.0	CONSTRUCTION DOCUMENT PHASE
4.1

Based upon Orchestra’s approved final layout design report, prepare the construction documents and specifications, coordinate with the Engineering consultants (MEP and Structural) to prepare one set of Construction Documents.

4.2

Complete any necessary revisions from the Landlord or Building Department based on local interpretations of established codes and as long as the design does not conflict with these agencies’ criteria.  Should the design conflict with agency criteria, ask for further direction.

4.3	Obtain and incorporate all necessary vendor information into Construction Documents.
4.4	Provide the required number of sets of Construction Documents for permitting.
4.5	Coordinate one distribution of drawings for contractors, vendors and expeditors based on a distribution list provide by Orchestra.

5.0	BIDDING PHASE
5.1	Assist with Request For Information (RFIs) from the bidders and coordinate with Orchestra.

6.0	PERMITTING/APPROVAL PHASE
6.1	Assist in obtaining required business licensing.
6.2	Assist Expediter with preparing applications and submitting Construction Documents to Building Department.
6.3	Assist with obtaining Orchestra and Landlord approval.
6.4	Revise drawings as described in Construction Document Phase, Section 4.2.
6.5	Notify the Team when approvals are secured.

7.0	CONSTRUCTION PHASE SERVICES
7.1	Review any discrepancies with Lease area based on General Contractor comments.
7.2	Assist with RFIs from the General Contractor and coordinate with Orchestra.
7.3	Assist with submittal review and clarifications during construction.

8.0	Post construction phase
8.1	Phase to be invoiced on a time and material basis, if applicable.

9.0	CONSTRUCTION MANAGEMENT SERVICES
9.1	Submit to General Contractor for bidding.
9.2	Review and qualify all bids.
9.3	Negotiate with all bidders.
9.4	Attend any preconstruction meeting.
9.5	Execute standard contract to awarded General Contractor.
9.6	Project start up.
9.7	Coordinate job site OFI (“Owner Furnished Items”) materials and/or purchase orders and deliveries.
9.8	Monitor weekly progress and respond to RFIs; adjust field conditions accordingly, if necessary.
9.9	Mid site visit, punch site visit, turnover visit.
9.10	Punch list follow up.
9.11	Payment authorization at each interval as agreed to in writing.

EXCLUSIONS FROM SERVICES

These services WILL NOT be provided by Destination under this Agreement (unless explicitly agreed to by the parties):

1.	Feasibility study.
2.	Design and engineering of communications technology or sound systems.
3.	Value engineering.
4.	Negotiations and procurement of Orchestra supplied material and finishes.
5.	Material quantity calculations (Take offs) or fixture quantity inventory.
6.

Services associated with any quasi-governmental agencies such as, but not limited to, Landmarks, Department Of Transportation, Planning Boards, Health Department, Historic review agencies or Zoning hearings for approvals of design.

7.	Civil, environmental, structural, mechanical, electrical, plumbing and vertical engineering services.
8.	Services, fees and expenses associated with assessment, review and handling of hazardous materials or mold.
9.	Filing/permit fees or expeditor services.
10.	Civil engineering survey, property surveys, metes and bounds type surveys.
11.	Fire protection or sprinkler drawings or security system drawings and permits associated with these trades. (Typically provided by fire protection contractor).
12.	Additional design revisions to documents i.e. preliminary drawings, construction documents.
13.	Building department special approvals: obtain Certificate of Occupancy, address existing violations or obtain change of occupancy use.
14.	Construction Phase including, but not limited to: controlled inspections, project closeout or Certificates.
15.	Verify the accuracy of the information received from Orchestra.
16.	Fixture design shop drawing.
17.	Signage design shop drawings.
18.	Procurement of insurance.
19.	Setting up and contracting for utility, data and systems services.
20.	Store maintenance services.
21.	Management of warranties and related claims.

exhibit B

COMPENSATION

1.

Fees:  In exchange for all advisory services provided hereunder, Orchestra shall pay to Destination $34,000, (in immediately available US dollars) which such amount shall be paid on the date that is no later than ten days following the full completion of each Project.  However, in the event Destination is unable to utilize its in-house architectural team for a Project, the per Facility fee shall be reduced by $20,000 and a third-party architect shall be engaged per Section 2 below.  In addition, in the event a third party engineer is required to be engaged by Orchestra for a Facility per Section 2 below, the fee payable to Destination shall be reduced (with a maximum reduction of up to $8,000).  To the extent Destination provides advisory services to Orchestra for incomplete Projects or for retail locations that do not become Facilities, the parties agree to discuss appropriate fees to be paid to Destination for such services.

2.

Third Party Fees and Pass Through Expenses: Third parties (such as general contractors and subcontractors) will be required to be engaged in connection with each Project.  Although Destination will make recommendations to Orchestra regarding such engagements, Orchestra will solely be responsible for selecting, hiring, and compensating such third parties.  Any such fees shall be paid directly from Orchestra to such third parties.  Such third-party fees shall be in addition to the fees payable to Destination.   In addition, each Project will require some level of governmental and other fees payable to third parties (such as, without limitation, filing fees, permitting fees, expediting fees…etc.) as well as payment for fixtures, construction materials…etc.  Orchestra shall be directly responsible for the payment of any such fees ad payments.  In the unforeseen event Destination advances any such fees or payments on behalf of Orchestra in order to ensure the Project proceeds in a timely manner, Orchestra is responsible to immediately reimburse Destination.

3.	Expenses: Reimbursement for reasonable out-of-pocket marketing and travel related expenses per anticipated Facility which shall be due and payable within thirty (30) days following written invoice.
4.

Exclusions from Services: In the event Orchestra requests that Destination perform any consulting or other work for the “Exclusions from Services” on Exhibit A, fees for such services shall be agreed upon by the parties pursuant to a separate agreement or work order.